WAIVER AGREEMENT


         This Waiver Agreement ("Agreement") is executed by and between Cendant Mortgage Corporation ("Cendant") and First Mortgage Network Inc. ("FMNI") (collectively, the "Parties").

         In 1997, Cendant (formerly known as PHH Mortgage Services Corporation) entered into a Marketing Agreement with NRT under the terms of which, among other things, for a fee paid by Cendant, NRT generally agrees not to market, or grant unlimited access or space to, mortgage origination entities other than Cendant, within certain NRT real estate brokerage offices (the Marketing Agreement Exclusivity Provision), including, without limitation, the NRT offices in Northern California other than Cornish and Carey described in Exhibit A appended hereto (collectively, the NRT Northern California Offices).

         FMN is a mortgage origination entity that seeks to originate mortgage loans for real estate brokerage customers of the NRT Northern California Offices, with the cooperation of such offices, without regard to the limitations that otherwise would be imposed upon it and its loan officers under the terms of the Marketing Agreement Exclusivity Provision.

         Cendant is willing to permit FMN (or its designee, Old Redwood Mortgage Corp., for purposes of certain offices ("Designee"; FMNI and Designee shall be collectively referred to herein as "FMN")) to seek mortgage loan origination business within the NRT Northern California Offices, without regard to the Marketing Agreement Exclusivity Provision, and, accordingly, to waive the applicability of the Marketing Agreement Exclusivity Provision, and NRT is willing to consent to the such waiver, all under the terms and conditions of this Agreement. FMN's agreement to indemnify Cendant is as set forth herein.

         The Parties agree as follows:

         1. FMN represents and warrants that it is duly incorporated; that it is authorized to do business in California; and that it is duly licensed by and in good standing with the State of California to originate and close single-family residential mortgage loans in and around each of the NRT Northern California Offices.

         2. For the exclusive benefit of FMN, Cendant waives the applicability of the Marketing Agreement Exclusivity Provision and Cendant agrees that FMN may seek to originate mortgage loans for real estate brokerage customers of the NRT Northern California Offices, all in accordance with the terms and conditions of this Agreement. FMN agrees to comply with all the reasonable rules and regulations adopted from time to time by NRT for the use, entry, management and enjoyment of the NRT Northern California Offices. In addition, FMN agrees to comply with all statutes, laws, rules and regulations affecting FMN's mortgage lending business. FMN further agrees not to make any alterations or additions or place any signs to or throughout the NRT Northern California offices without the consent of NRT, which consent will not be unreasonably withheld.


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         3. FMN agrees that its loan officers placed throughout the NRT Northern
California offices shall: (i) become involved in the NRT Northern California Offices' activities to the fullest extent permitted by law; (ii) be accessible
24 hours a day, 7 days a week to pre-qualify potential customers; (iii) maintain high visibility in such offices; and (iv) maintain a professional manner in providing high quality service at all times to NRT real estate agents and customers.

         4. FMN agrees to pay to Cendant, in advance, each month during the term of this Agreement by no later than the 10th day of each month, the sum of $24,000 (twenty-four thousand dollars) for the waiver provided hereunder. The parties agree that the waiver fee set forth herein represents the fair and reasonable value of the waiver by Cendant of the Marketing Agreement Exclusivity Provision with respect to the offices attached on Exhibit A. The parties further agree that in the event there is a material change to the offices listed on Exhibit A, the fees paid herein will be adjusted to reflect the continued fair and reasonable value of the waiver by Cendant.

         5. The Term of this Agreement shall commence January 1, 1999, and shall end December 31, 2003 (the Termination Date), unless earlier terminated as provided in this Agreement. Cendant may terminate this Agreement prior to the Termination Date: (a) if the Marketing Agreement or any of the Correspondent Agreement(s) executed between the parties are modified in any material way; (b) if Cendant reasonably concludes that FMN is or likely will be in material default under the terms of any other agreement it has with Cendant; or (c) in the event Cendant receives written notice from the NRT that FMN, in NRT's judgment, is performing in an unacceptable manner. In any such event, Cendant shall give at least thirty (30) days written advance notice (the Notification Period) of such early termination date to FMN. FMN may terminate this Agreement, at any time, with or without cause, by providing thirty (30) days written notice to Cendant. Notwithstanding the foregoing, the provisions of Paragraphs 6, 7, 8 and 10 shall survive termination of this Agreement.

         6. Indemnification.
            ---------------

            (a) The Parties each agree to indemnify the other from any and all expenses, penalties, liabilities, loss, damage, including reasonable attorneys' fees, or costs any Party may suffer as a result of claims, demands, suits, costs, and/or judgments arising out of (i) any breach by any party of its respective representations, warranties, covenants and/or obligations under this Agreement or (ii) the negligence or willful misconduct of such Party.

            (b) The Parties each agree to indemnify the other from any and all liability, loss or damage any Party may suffer as a result of claims, demands, suits, costs, judgments against it, or reasonable attorneys' fees arising out of the failure of any Party to conform to the statutes, ordinances, or other regulations or requirements of any governmental authority in all material respects, in connection with this Agreement.

         7. Other than for any action, claim, lawsuit or proceeding made or started prior to execution of this Agreement of which the Parties are aware, in the event any allegedly injured party ("Indemnitee") intends to make a claim for indemnification hereunder, it shall notify the


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other ("Indemnitor") of the claim in writing promptly (but in no event later than 30 days) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor. The Indemnitor shall be entitled to assume and control (with counsel of its choice) the defense of the action, lawsuit, proceeding, investigation or other claim giving rise to Indemnitee's claim for indemnification at the option and expense of the Indemnitor by sending written notice of his election to do so within 15 days after receiving written notice of such claim from the Indemnitee as aforesaid; provided, however, that:

            (a) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of such separate counsel which shall be borne by the Indemnitee;

            (b) If the Indemnitor elects to assume the defense of any such claim, the Indemnitor shall be entitled to compromise or settle such claim so long as either (x) such settlement provides an unconditional release of all Indemnitees with respect to such claim and requires the payment of monetary damages only or (y) Indemnitor obtains the prior written consent of the Indemnitee (which consent shall not he unreasonably withheld); and

            (c) If the Indemnitor shall not have assumed the defense of such claim within the 15-day period set forth above, the Indemnitee may assume the defense of such action, lawsuit, proceeding, investigation or such other claim with counsel selected by it (which counsel shall be reasonably acceptable to the Indemnitor) at the expense of the Indemnitor, provided that the Indemnitee shall under no circumstances settle or compromise such claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).

            (d) No notification of any indemnification claim under the terms of this Agreement shall be effective or timely unless it is given during the Term of this Agreement. An obligation to indemnify under the terms of this Agreement with respect to a claim notification which is timely given shall survive the termination of this Agreement. Notification shall be given to the last known address.

         8. The terms of this Agreement shall be binding upon and shall inure to the benefit of the respective parties. This Agreement shall not be assigned by either party without the express prior written consent of the other, which consent may be given or withheld in the sole discretion of the party whose consent in required hereby. The obligation of FMN to pay the fee then owed, as set forth in Section 2 of this Agreement, and the respective obligations of the parties to indemnify as set forth in this Agreement, shall survive the termination of this Agreement.

         9. This Agreement shall be subject to and construed under the laws of the State of New Jersey, without reference to the conflicts of laws provisions thereof and FMN consents to


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the personal jurisdiction of the Courts of the State of New Jersey and the
United States District Court for the District of New Jersey.

         The parties each have caused this Agreement to be executed, as of this 28th day of December, 1998, each by their duly appointed officers, as evidenced below.



Cendant Mortgage Corporation



By:      /s/  Robert E. Groody
    --------------------------------
Name:    Robert E. Groody
Its:     Senior Vice President



First Mortgage Network, Inc.



By:      /s/ Seth Werner
    --------------------------------
Name:    Seth Werner
its:     Chief Executive Officer

Attachment: Exhibit A (NRT Northern California Offices)



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                                    EXHIBIT A

C21/Contempo                  Almaden  1096 Blossom Hill Rd., #200
         San Jose             San Jose, CA  95123
C21/Contempo                  Bascom   3190 S. Bascom Ave., #100
         San Jose             San Jose, CA  95124
C21/Contempo                  Cupertino 1       19200 Stevens Creek Blvd.
                              Cupertino, CA 95014
C21/Contempo                  Cupertino 2       20100 Stevens Creek Blvd.
         Town Center          Cupertino, CA 95014
C21/Contempo                  Danville 671 San Ramon Valley Blvd.
         Main & Annex         Danville, CA 94526
C21/Contempo                  Fremont  39505 Paseo Padre Pkwy
                              Fremont, CA 94538
C21/Contempo                  Gilroy            7789 Wren Ave.
                              Gilroy, CA 95020
C21/Contempo                  Hollister         200 Tres Pinos Rd.
                              Hollister, CA 95023
C21/Contempo                  Lafayette         3586 Mt. Diablo Rd.
                              Lafayette, CA  94549
C21/Contempo                  Livermore         1813 Fourth Street
                              Livermore, CA  94553
C21/Contempo                  Los Gatos         221 Los Gatos-Saratoga Rd.
                              Los Gatos, CA 95030
C21/Contempo                  Morgan Hill       308 Tennant Station
                              Morgan Hill, CA  95037
C21/Contempo                  Pleasanton        5980 Stoneridge Dr., #122
                              Pleasanton, CA  94588
C21/Contempo                  Sunnyvale         761 E. El Camino Real
                              Sunnyvale, CA 94087
C21/Contempo                  Walnut Creek      1301 Ygnacio Valley Rd., #101
                              Walnut Creek, CA 94598


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C21/Contempo                  Willow Glen       1712 Meridian Ave.
         San Jose             San Jose, CA  95125

C21/Seville                   Los Altos         161 S. San Antonio Rd.
                              Los Altos, CA  94022

C21/Seville                   Menlo Park        801 El Camino Real
                              Menlo Park, CA 94025

C21/Seville                   Saratoga 12200 Saratoga-Sunnyvale Rd.
                              Saratoga, CA  95070

Coldwell Banker               San Francisco     1390 Noriega Street
Jon Douglas                   Noriega  San Francisco, CA 94122

Coldwell Banker               San Francisco     1699 Van Ness Ave.
Jon Douglas                   Van Ness San Francisco, CA 94109

Coldwell Banker               San Francisco     1801 Lombard Street
Jon Douglas                   Lombard  San Francisco, CA 94109

Coldwell Banker               Sunnyvale         TBD
Jon Douglas

Coldwell Banker               Mill Valley       104 Tiburon Blvd.
Jon Douglas                   East Mill Valley, CA 94941

Coldwell Banker               San Mateo         TBD
Jon Douglas

Coldwell Banker               Greenbrae         350 Bon Air Center, Ste. 100
Jon Douglas                   Greenbrae, CA 94904

Coldwell Banker               San Rafael        711 Grand Ave.
Jon Douglas                   San Rafael, CA 94901

Coldwell Banker               San Rosa          100 B Street
Jon Douglas                   Santa Rosa, CA 95401

Coldwell Banker               Novato            1701 Novato Blvd., #100
Jon Douglas                   Novato, CA 94947

Coldwell Banker               Petaluma 333 S. McDowell Blvd.
Jon Douglas                   Petaluma, CA 94954


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Coldwell Banker               Sausalito         3 Harbor Dr., Ste. 100
Jon Douglas                   Sausalito, CA 94965

Coldwell Banker               Santa Rosa        790 Sonoma Ave.
PPM Sonoma                    Santa Rosa, CA 95404

Coldwell Banker               Santa Rosa        2725 Mendocino Ave.
PPM Mendocino                 Santa Rosa, CA 95403

Coldwell Banker               Sebastopol        220 Petaluma Ave.
PPM                           Sebastopol, CA 95472

Coldwell Banker               Rohnert Park      50 Enterprise Dr.
PPM                           Rohnert Park, CA  94928



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